Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of this 16th day of July, 2019, by and between Professional Bank, a Florida state-chartered commercial bank (the "Bank"), and Abel L. Iglesias (the "Executive").

WITNESSETH:

WHEREAS, the Bank desires to continue retaining the services of and employing the Executive, and the Executive desires to continue providing services to the Bank, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Bank and the Executive covenant and agree as follows:

1.               Employment. Pursuant to the terms and conditions of this Agreement, the Bank agrees to employ the Executive and the Executive agrees to render services to the Bank as set forth herein. Upon signing this Agreement, the Executive represents and warrants to the Bank that the Executive has the full right and authority to perform all services required of the Executive during the term of this Agreement and that such service by the Executive to the Bank does not and will not constitute a breach of any contract or legal obligation that the Executive may have to any other party.

2.               Position and Duties. During the term of this Agreement, the Executive shall serve as President and Chief Operating Officer of the Bank and shall undertake such duties as are consistent with such positions and titles. Executive shall also undertake such duties, consistent with Executive’s positions and titles, as may be assigned to him from time to time by the Chairman of the Board of Directors of the Bank ("Chairman"), including management of Bank personnel who report to the Executive as determined by the Chairman from time to time, serving on Bank committees as required in the Bank's Bylaws and as appointed from time to time by the Board of Directors of the Bank ("Board") or the Chairman, keeping the Chairman and Board informed of industry and regulatory developments regarding the Bank, coordinating with Bank personnel and third parties to the extent necessary to further the profitability and business of the Bank, and assisting in keeping the Bank in compliance with applicable laws and regulations. In addition, the Chairman shall provide the Executive with annual goals and responsibilities agreed to by the Executive, as outlined in a "performance evaluation," and it is the Executive's responsibility to meet or exceed these goals as reasonably determined by the Board and/or its Compensation Committee. In performing duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and reasonable best efforts to promote the Bank and its business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Bank and/or Professional Holding Corp, ("Parent") and/or their subsidiaries (collectively, the "Bank Group").

3.               Term. Subject to the provisions of Section 8 of this Agreement, the initial term of employment pursuant to this Agreement shall be for a period of three years, commencing on the date set forth above and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the third anniversary of the date of this Agreement, which date, including any earlier date of termination or any extended expiration date, shall be referred to as the "Expiration Date". Subject to the provisions of Section 8 of this Agreement, the term of this Agreement and the employment of the Executive by the Bank hereunder shall be deemed to continue thereafter until terminated in accordance with Section 8 of this Agreement. After termination of the employment of the Executive for any reason whatsoever, or the expiration of this Agreement, the Executive will continue to be subject to the provisions of Sections 10 through 27, inclusive, of this Agreement subject to the terms thereof.

4.               Compensation. During the term of this Agreement, the Bank shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

(a)              A base annual salary of $380,000; such base annual salary may be increased thereafter in the discretion of the Board but may not be decreased; and

(b)              Such incentive bonuses as may be authorized by the Board from time to time.

Within five (5) business days after the execution of this Agreement, the Bank shall pay to the Executive a $40,000 signing bonus, fifty percent (50%) of which shall be in cash and fifty percent (50%) of which shall be in the form of a grant of restricted stock of the Parent (the shares of which shall be valued at "Fair Market Value" as defined in the Parent's 2019 Equity Incentive Plan).

The base salary, the bonuses, and all other payments and compensation to Executive for his services to the Bank shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by the Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as the Executive may from time to time specifically authorize under any employee benefit program that may be adopted by the Bank for the benefit of its senior executives or the Executive.

5.               Benefits and Insurance.

(a)             The Executive shall be eligible to participate in all medical, dental, disability, life insurance (for an amount not less than the then base salary being received by the Executive) and other fringe benefits generally provided to other employees, as the Board shall determine from time to time. As to health insurance, the Bank shall provide family health insurance coverage. The Bank also shall reimburse the Executive for medical insurance coverage under COBRA until the earlier of 90 days following the date of this Agreement or the eligibility of the Executive for enrollment in the Bank's medical insurance plan. The Executive understands that eligibility for the Bank's benefit plans is contingent upon the Executive qualifying for eligibility under such plans. The Bank reserves the right to modify, suspend or terminate the Bank benefit plans at any time and from time to time. The Executive also shall be entitled to participate in the 2014 Share Appreciation Rights Plan (the "SAR Plan") of Parent, to the extent units are granted to the Executive by the Parent, all subject to the terms and conditions of the SAR Plan.

(b)             The Bank shall have the right to obtain on the life of the Executive, pay all premium amounts related to, and maintain, "key employee" insurance naming any of the Bank Group as beneficiary. Selection of such insurance policy shall be in the sole and absolute discretion of the Board. The Executive shall cooperate fully with the Bank Group and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as the Bank Group and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

6.               Vacation. During each 12-month period during the term of this Agreement, the Executive may take four weeks of paid vacation time at such periods during each year as the Chairman and the Executive shall determine from time to time. Any unused vacation time will not roll over to the next 12-month period unless otherwise authorized by the Chairman. The Executive shall be entitled to full compensation during such vacation periods.

7.               Reimbursement of Expenses. The Bank shall reimburse the Executive for reasonable expenses incurred in connection with his employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses. The Executive also shall be entitled to receive a monthly automobile allowance of $1,000.

8.               Termination. The employment of the Executive may be terminated as follows:

(a)                By the Bank, by action taken by the Board, at any time and immediately upon written notice to the Executive if said discharge is for Cause (as defined below). In the notice of termination furnished to the Executive under this Section 8(a), the specific reason or reasons for said termination shall be reasonably described and, if no reason or reasons are given for said termination, said termination shall be deemed to be without Cause and therefore termination pursuant to Section 8(f). Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Executive for Cause under this Section 8(a):

(i)               If the Executive shall fail or refuse to comply with the obligations required of him as set forth in this Agreement or comply with the policies of the Bank Group established from time to time or fail to perform the duties assigned to the Executive by the Board from time to time or fails to use his best efforts to perform his mutually agreed upon duties as set forth in the annual document entitled "executive performance evaluation" (as reasonably determined by the Board); provided, however, that for the first such failure or refusal, the Executive shall be given a written warning (providing at least a 30 day period for an opportunity to cure), and the second failure or refusal shall be grounds for termination for Cause:

(ii)               If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Bank Group;

(iii)             If the Executive shall have violated (A) any law or regulation, memorandum of understanding, cease and desist order, or other agreement with any regulatory agency having jurisdiction over any of the Bank Group or (B) any rules and regulations of any regulatory agency having jurisdiction over the Bank Group by reason of any person within the Bank Group becoming a public reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

(iv)              If the Executive shall have become subject to continuing intemperance in the use of alcohol or any controlled substance which has adversely affected, or may adversely affect, the business or reputation of the Bank or the Parent;

(v)              If after the date of this Agreement, the Executive shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws;

(vi)            If the Executive has been convicted of, or the entering by the Executive of a plea of nolo contendere with respect to, a criminal offense constituting a felony or involving moral turpitude;

(vii)            If the Executive engaged in the unlawful harassment of employees or customers of any of the Bank Group;

(viii)           If the Executive exposed the Bank Group to criminal liability substantially caused by the Executive which results in an adverse effect on the business, financial condition, prospects or results of operations of the Bank Group; or

(ix)          If the Executive is in material breach of any provision of this Agreement.

In the event of termination for Cause, the Bank shall pay the Executive only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

(b)              By the Executive upon the lapse of 30 days following written notice by the Executive to the Bank of termination of his employment hereunder for Good Reason (as defined below), which notice shall reasonably describe the Good Reason for which the Executive's employment is being terminated; provided, however, that the Bank shall have the opportunity to cure such Good Reason, during such 30 day period, and the Executive's employment shall continue in effect during such time. If such Good Reason shall be cured by the Bank during such time to the reasonable satisfaction of the Executive, the Executive's employment and the obligations of the Bank hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Executive shall not relieve the Bank from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason, For purposes of this Agreement, the term "Good Reason" shall mean any material breach by the Bank of any provision of this Agreement, or any significant reduction, without the Executive's prior written consent, in the duties, responsibilities, authority or title of the Executive as an officer of the Bank, except for any reduction in duties, responsibilities, authority or title due to (i) the Executive's illness or disability, (ii) an order from any regulatory authority having jurisdiction over any of the Bank Group, (iii) the temporary suspensions (not to exceed 120 days) of the Executive's duties, responsibilities, authority or title pending results of any Board commissioned investigation as to potential Cause for termination of the Executive's employment, (iv) the appointment of market presidents or other positions created by the Bank Group, or (v) the Executive no longer serving as Chief Operating Officer of the Bank provided Executive is appointed Chief Administrative Officer of the Bank on or about that time. Good Reason shall also include requiring the Executive to be permanently based anywhere other than within thirty-five (35) miles of the Executive's current job location.

If the Executive's employment is terminated by the Executive for Good Reason, the Bank shall, for a period of six (6) months after said termination, continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the thirty-six (36) month period prior to said termination).

(c)              By the Executive upon the lapse of ninety (90) days following written notice by the Executive to the Bank of his resignation from the Bank for other than Good Reason; provided, however, that the Bank, in its discretion, may cause such termination to be effective at any time during such 30-day period. If the Executive's employment is terminated because of the Executive's resignation, the Bank shall be obligated to pay to the Executive any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of 30-day period.

(d)             If the Executive's employment is terminated by the death or disability (i.e., the Executive is unable to perform the essential functions of his position for at least 180 days) of the Executive, this Agreement shall automatically terminate effective immediately, and the Bank shall be obligated to pay to the Executive or the Executive's estate any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death.

(e)              By the Bank or the Executive within twelve (12) months of the closing of a Change of Control, in which event the Bank shall pay to the Executive, on the Bank's regular payroll payment date next following the thirtieth (30th) day after the effective date of termination, an amount equal to one times the average base annual salary received by the Executive during the three-year period prior to such termination. For purposes of this Agreement, a Change of Control shall mean a merger or acquisition in which the Parent or the Bank is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of the Parent's or the Bank's common stock. The term "group" and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the regulations and rules thereunder. If the provisions of this Section 8(e) are triggered by the Bank or the Executive, the provisions of this Section 8(e) shall override and supersede the provisions of Sections 8(b), (c), (d) and (f), as applicable (for the avoidance of doubt, no duplicative compensation).

(f)                By the Bank at any time if said discharge is without Cause (but excluding the expiration of this Agreement as provided in Section 8(g)). If the Executive's employment is terminated by the Bank without Cause, the Bank shall, for a period of six (6) months after said termination continue to pay to the Executive at the base annual salary rate in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary rate in effect for the Executive within the thirty-six (36) month period prior to said termination).

(g)              Upon the expiration of this Agreement on the third anniversary of the date of this Agreement (or on such later Expiration Date which has been extended specifically by written agreement of the parties), the Bank shall be obligated to pay to the Executive only any salary, vacation, and bonus amounts accrued and unpaid through the effective date of the expiration, plus reimbursements for any business expenses incurred by the Executive prior to the Expiration Date (subject to the terms of the Bank's reimbursement policies).

(h)              Any amounts payable by the Bank to the Executive pursuant to this Section 8 shall be reduced by any amounts owed to the Bank by the Executive.

(i)              Notwithstanding anything in this Agreement to the contrary, as a condition to receipt by the Executive of the payments due from the Bank pursuant to the applicable provision in this Section 8 in connection with termination or expiration of his employment, the Executive shall execute and deliver to the Bank within twenty-two (22) days of the effective date of the termination or expiration of his employment, a general release of all claims the Executive may have against the Bank Group and their respective officers and Boards of Directors with respect to the subject matter of this Agreement (other than any obligations of the Bank under this Agreement or any severance agreement which by their terms survive) in a form reasonably acceptable to the Bank and/or its counsel, and such release shall not have been revoked by the Executive.

(j)              Any termination of the Executive's employment for any reason shall require that the Executive resign all other positions (including as director) Executive may then be holding with the Bank Group or as trustee of any of their benefit plans, unless the Board or Chairman and the Executive agree to the contrary.

(k)             The parties acknowledge and agree that the compensation and benefits set forth in this Section 8 as being payable upon termination or expiration of this Agreement constitute liquidated damages upon the termination or expiration of this Agreement, and the parties hereto have agreed that such compensation and benefits are reasonable.

9.               Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

10.             Confidential Matters.

(a)             The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Bank, and thereafter subsequent to the termination of Executive's services to the Bank for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to any of the Bank Group or its business, to any other person or entity without the prior written consent of the Bank, including, without limitation, during any "quiet period" or related to an offering of securities by the Bank Group. Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive. Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of his services to the Bank or to the extent required by any legal proceeding. The Executive also agrees that all files, records, documents, equipment and similar items and technological information whether maintained in hard copy or by electronic means relating to the Bank's business, whether prepared by the Executive or others, shall remain the exclusive property of the Bank. Upon termination or expiration of employment, or at any earlier time requested by the Bank, the Executive will promptly return to the Bank all confidential information as well as any other property of the Bank, which is in the Executive's possession or under the Executive's control. The Executive agrees not to delete, modify, or copy any work file or confidential information prior to or subsequent to termination or expiration of employment. For the avoidance of doubt, the parties agree that each of the terms of this Agreement shall be considered "confidential information" within the meaning of this Section 10, and may be disclosed by the Executive only to the limited extent permitted by the terms of this Section 10, to his spouse, and to his advisors solely to the extent necessary; without limiting the generality of the foregoing, they may not be disclosed by the Executive to any other employees of the Bank other than its Chairman or to anyone else designated in writing by the Chairman.

(b)             Notwithstanding anything to the contrary in this Agreement, in the event the Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any confidential information of the Bank Group, the Executive agrees, if permitted by applicable laws or regulations, to provide the Bank Group with prompt notice of such request or requirement to enable the Bank Group to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action. The Executive agrees to use the Executive’s best efforts in such event to assist the Bank Group in obtaining a protective order, and the Bank shall be responsible for any reasonable third party costs incurred by the Executive in providing that assistance. If, in the absence of a protective order or the receipt of a waiver under this Agreement, the Executive is nonetheless, in the written opinion of the Executive’s counsel, compelled to disclose such confidential information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Executive, after notice to the Bank Group, may disclose to such tribunal only such confidential information that the Executive is compelled to disclose.

(c)             The Executive acknowledges that the Bank or its holding company may, in the future, become a public reporting company pursuant to Section 13 or 15(d) of the 1934 Act and the Executive will comply with all laws, rules and regulations applicable to the Executive by reason of the Bank or its holding company becoming a public reporting company. Without limiting the generality of the foregoing, the Executive acknowledges that in the course of Executive’s employment, with the Bank the Executive may become aware of material nonpublic information relating to the Bank Group or third parties with whom the Bank Group does business and under federal and state securities laws, it may be illegal for the Executive to buy or sell securities at a time when the Executive possesses such material nonpublic information. Therefore, the Executive agrees to comply with all laws related to trading in securities on the basis of material nonpublic information and the requirements of any insider trading policy that may be adopted from time to time by the Bank Group.

11.             Legitimate Business Interests; Noncompetition.

(a)              Legitimate Business Interests. The Executive acknowledges and agrees that in the performance of his duties of employment with the Bank he will be in contact with customers, potential customers and/or information about customers or potential customers of the Bank Group either in person, through the mails, by telephone or by other electronic means. The Executive also acknowledges and agrees that trade secrets and confidential information of the Bank Group that will be gained by Executive during his employment with the Bank, have been developed by the Bank Group through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Bank Group. The Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Bank Group's businesses that the Executive not divert business or customers from the Bank Group and that the Executive maintain the confidentiality and integrity of the confidential information as provided in this Agreement.

(b)              Non-competition.

(i)              Notwithstanding anything in this Agreement to the contrary, the Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one (1) year subsequent to the termination of the Executive's services to the Bank for any of the reasons set forth in Section 8(c), the Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank, provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of the Parent's common stock owned by the Executive at the time of termination of employment.

(ii)             Notwithstanding anything in this Agreement to the contrary, if the Executive's employment is terminated or expires for any of the reasons set forth in Sections 8(a), 8(b), 8(d), 8(e), 8(f), and/or 8(g), then for a period of ninety (90) days subsequent to the effective date of such termination pursuant to Section 8(a), 8(b), 8(d), 8(e), and/or 8(f), and/or for a period of sixty (60) days subsequent to the effective date of an expiration pursuant to Section 8(g), of Executive's services to the Bank, the Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank, provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of the Parent's common stock owned by the Executive at the time of termination of employment.

12.             Nonsolicitation; Noninterference; Non-Disparagement.

(a)               The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one (1) year subsequent to the termination or expiration of Executive's services to the Bank for any reason whatsoever, the Executive will not (a) solicit for employment by Executive, or anyone else, any employee of the Bank Group or any person who was an employee of the Bank Group within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank Group to terminate such employee's employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank Group to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank Group; (d) knowingly make any untrue statement concerning the Bank Group or their directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive, to do any of the foregoing.

(b)               The Executive shall not, during his employment by the Bank or at any time thereafter, directly or indirectly, in any communications in any media, criticize, ridicule or make (or cause or permit others to criticize, ridicule or make) any statement which disparages or is derogatory of any of the Bank Group, their products or services, or any of the Bank Group's present, former or future shareholders, officers, directors, employees, affiliates and/or subsidiaries.

13.            Equitable Relief. The Executive acknowledges and agrees that any breach or threatened breach of Sections 10, 11 or 12 of this Agreement will result in irreparable damage to the Bank Group and, accordingly, any of the Bank Group may obtain injunctive relief, a decree of specific performance and/or any other equitable relief for any breach or threatened breach of such Sections of this Agreement in addition to any other remedies available to the Bank Group, without being required to show any actual damage, or to post an injunction bond, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees and expenses in connection therewith. Nothing herein shall be construed as prohibiting the Bank Group from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Executive.

14.           Remedies. The Executive agrees that the restrictions set forth in this Agreement are fair and reasonable. The covenants set forth in this Agreement are not dependent covenants and any claim against the Bank Group, whether arising out of this Agreement or any other agreement or contract between the Bank and Executive, shall not be a defense to a claim against Executive for a breach or alleged breach of any of the covenants of Executive contained in this Agreement. It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants. The Executive understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holding shall not release Executive from Executive's obligations under the remaining covenants of this Agreement. If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) than necessary to protect the business and goodwill of the Bank Group, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the ease may be.

15.           Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

16.           Governing Law; Venue. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a state court situated in Miami-Dade County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

17.           Attorneys' Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys' fees from the nonprevailing party. As used herein, costs and attorneys' fees include any costs and attorneys' fees in any appellate proceeding.

18.           Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors, assigns and legal representatives of the Bank Group and the heirs and legal representatives of the Executive.

19.           Effect on Other• Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Bank Group, and the receipt by the Executive of benefits thereunder.

20.           Miscellaneous. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

21.           Compliance with Section 409A. Notwithstanding anything herein to the contrary, if it is determined by the Bank or the Executive, in good faith, at the time of the Executive's termination of employment that the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and that payments to be made to the Executive hereunder, if made earlier than as required under Section 409A(a)(2)(B)(i) of the Code would result in the requirement for the Executive to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(I)(B) of the Code, then any payments to be made in accordance with this Agreement shall be made as of the date that is 184 calendar days from the date of the Executive's termination of employment, or immediately upon the death of the Executive, if earlier. The provisions of this Section 21 shall survive the expiration of this Agreement.

22.             Regulatory Actions. Notwithstanding any other provision of this Agreement to the contrary, any amounts paid or payable to the Executive pursuant to this Agreement, or otherwise, arc subject to and conditioned upon their compliance with Sections 18(k) and 32(a) of the Federal Deposit Insurance Act ("FDIA") and Part 359 of the FDIC’s rules and regulations, and any regulations promulgated under the FDIA, and also are subject to and conditioned upon compliance by the Bank with any Memorandum of Understanding, Consent Order, or other agreement between the Bank and the FDIC and/or the Florida Office of Financial Regulation.

23.           Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein, including, without limitation, that it replaces and supersedes in all respects those certain previous employment agreements between the Bank and the Executive dated April 10, 2013, December 31, 2015, and November 15, 2016 (collectively, "Prior Employment Agreements"). This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

24.           Waiver and Acknowledgement by Executive. The Executive waives any and all claims pursuant to the Prior Employment Agreements. For the avoidance of doubt, the Executive acknowledges and agrees he has no right to any payments, including, without limitation, payments of severance, under Section 8 of the Prior Employment Agreement dated November 15, 2016.

25.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.

26.           Assignability. The Executive’s rights and obligations hereunder are personal and may not be assigned by the Executive (other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution or to the Executive’s representative in the event of his disability); provided, however, in the event of the Executive’s death or disability, the Executive’s representative may also exercise any unexercised stock options or stock appreciation rights, if any, to the extent permitted by the relevant option or stock appreciation rights plan agreement or this Agreement. As used in this Agreement, “Bank” and “Bank Group” shall mean the entities as hereinbefore defined and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the equity, business and/or assets of the Bank Group or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

27.           JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROFESSIONAL BANK

By:	/s/ Daniel R. Sheehan
Name:	Daniel R. Sheehan
Title:	Chairman

“EXECUTIVE”

/s/ Abel L. Iglesias
Print Name: Abel L. Iglesias

Address:	1533 Mantua Avenue
Coral Gables, FL 33146